UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

The Providence Service Corporation

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PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

PROVIDENCE SERVICE CORPORATION

REBUTS FALSE AND MISLEADING STATEMENTS

CONTAINED IN PROXY STATEMENT FILED BY THE AVALON GROUP

TUCSON, ARIZONA, May 27, 2009 – The Providence Service Corporation (Nasdaq: PRSC) today announced that, after a careful review of the proxy statement filed last week by the Avalon Group with the Securities and Exchange Commission, it believes that the Avalon Group’s proxy statement contains numerous false and misleading statements. Accordingly, Providence believes that it is necessary for it to correct the public record with respect to certain fundamental issues and has publicly filed with the Securities and Exchange Commission a non-exhaustive list of the numerous false and misleading statements that it believes are contained in Avalon’s Proxy Statement.

“We are disappointed that the Avalon Group has chosen to fill their proxy statement with numerous false and misleading statements, innuendo, half-truths, and facts and data taken completely out of context and presented in a false and misleading manner,” said Fletcher Jay McCusker, Providence’s Chairman and CEO. “We believe that the Avalon Group’s use of false and misleading statements to buttress their arguments shows the level of desperation that they have reached to justify their costly and disruptive proxy contest and to distract our stockholders from focusing on the significant and substantial progress we are making. As our record revenues and earnings for the first quarter of 2009 demonstrates, with earnings per share up 50% over the comparable prior year period, we are starting to realize the benefits of many of the actions we have implemented to enhance Providence’s prospects and profitability. Given such progress, it is unfortunate that we have to spend time and money on the Avalon Group’s costly and distracting proxy contest.”

Important Information

On May 5, 2009, The Providence Service Corporation (the “Company”) began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Providence’s stockholders are strongly urged to read Providence’s definitive proxy statement as it contains important information. Stockholders may obtain an additional copy of Providence’s definitive proxy statement and any other documents filed by Providence with the Securities and Exchange Commission for free at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.provcorp.com. In addition, copies of Providence’s proxy materials may be requested by contacting Providence’s proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Providence’s stockholders is available in Providence’s definitive proxy statement filed with the SEC on May 1, 2009.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 81,000 clients through 1,019 contracts at March 31, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains ““forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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